Exhibit p 4

Code of Ethics

Restated Effective March 1, 2013

Contents

General Statement		3

Ask First		3

UNDERSTANDING AND APPLYING THE CODE		4

Purpose		4

Understanding the Terms		4

I.	STANDARDS OF CONDUCT	9

A.	Confidentiality	9

B.	Use of Social Media	9

C.	Material Nonpublic Information	10

D.	Information Barrier	10

E.	General Fiduciary Principles	11

F.	Consequences of Failure to Comply with the Code	11

External Penalties		11

Action by ICAP		12

II.	Compliance Policies and Procedures	12

A.	Department Controls	12

III.	Employee Personal Trading	12

A.	Pre-clearance Requirement	12

B.	iTrade System	12

C.	Previously Held Positions	13

D.	30 Day Holding Period - MainStay ICAP Fund(s)	13

E.	Initial Public Offerings	13

F.	Investment Clubs	14

G.	Short Sales and Options	14

H.	Private Securities Transactions/ Limited Offerings	14

I.	Exempted Transactions	14

IV.	REPORTING REQUIREMENTS	15

A.	Privacy Statement	15

B.	Initial Acknowledgement	15

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C.	Initial Holdings and Accounts Report	15

D.	Confirmations and Statements	16

E.	Quarterly Transaction and Account Reports	16

F.	Annual Holdings Report	17

G.	Certification of Compliance	18

H.	Chief Compliance Officer	18

I.	Semi-Annual Report to the Board of Managers	18

V.	OTHER REQUIREMENTS	18

A.	Identifying Actual or Potential Conflicts of Interest	18

B.	Board of Directors	19

C.	Personal Political Contributions	19

D.	Anti-Corruption in International Business	19

E.	Charitable Contributions	20

F.	Gifts and Entertainment	20

Personal Gifts		22

Solicited Gifts		22

Referrals		22

Recordkeeping		22

VI.	RECORD RETENTION	23

INITIAL HOLDINGS AND ACCOUNTS FORM		24

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS		25

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General Statement

This Code of Ethics (“Code”) has been issued by Institutional Capital LLC (“ICAP”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all ICAP personnel. One of the most important assets ICAP has is its reputation. Clients would not retain ICAP or invest in its products if they did not trust us. This Code is designed to establish certain standards and procedures that will ensure that their trust is well-placed. Most of the provisions of the Code mirror requirements of the federal securities laws, or those of agencies that regulate our businesses, such as the U.S. Securities and Exchange Commission (“SEC”). These provisions require ICAP to place the interests of its clients above all other considerations, including its own interests. The Code also is designed to assure that ICAP’s investment decisions remain independent and are not influenced by personal considerations.

The Code addresses five main areas:

•	Restrictions on the use of Material Nonpublic Information (as defined herein);
•	Confidentiality of information obtained in the course of employment;
•	Public disclosure of information about ICAP, ICAP’s clients and the portfolios that ICAP manages for its clients;
•	The buying and selling of securities by ICAP personnel; and
•	Specific limitations on activity of ICAP personnel imposed by various regulations.

As a fundamental requirement, ICAP demands the highest standards of ethical conduct on the part of its personnel. All personnel must abide by this basic standard and never take inappropriate advantage of their position with ICAP. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield employees from liability for personal trading or other conduct that violates a fiduciary duty to our clients.

Ask First

If you have any questions regarding the Code or its application to specific transactions, you should direct your questions to the Compliance Department before acting.

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UNDERSTANDING AND APPLYING THE CODE

Purpose

The investment management, mutual funds and financial services industries are highly regulated. All are subject to a wide variety of laws and regulations designed to protect investors. Accordingly, ICAP is subject to a wide variety of regulations. The purpose of the Code is to explain certain responsibilities of ICAP and its personnel, and to establish standards to which all ICAP personnel are held. The Code supplements the Standards of Business Conduct and Ethics and the Personnel Manual.

Understanding the Terms

Unless the context otherwise requires, references in this Code to “ICAP”, “we”, “us”, “our”, the “firm”, and “our company” refer to Institutional Capital LLC. Capitalized terms used in this Code have special meanings defined below. It is important for you to read and become familiar with each definition used in the Code.

“Access Person”

“Access Person” means any employee of ICAP. Employees do not include consultants and/or temporary personnel.

“Advisers Act”

The “Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership”

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act, and the rules and regulations promulgated thereunder. As a general matter, Beneficial Ownership will be attributed to an Access Person in all instances where the person: (i) possesses the ability to purchase or sell the security (or the ability to direct the acquisition or disposition of the security); (ii) possesses the voting power (including the power to vote or to direct the voting) over such security; or (iii) receives any benefits substantially equivalent to those of ownership.

Although the following is not an exhaustive list, a person generally would be regarded to be the Beneficial Owner of the following: (i) securities held in the person’s own name; (ii) securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements; (iii) securities held by a bank or broker as a nominee or custodian on such person’s behalf or pledged as collateral for a loan to or for the benefit of the person; (iv) securities held by members of the person’s immediate family sharing the same household; (v) securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities; (vi) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family); (vii) securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase, sale or voting decisions; (viii) securities held by a general partnership or limited partnership in which the person is a general partner; and (ix) securities owned by a corporation or limited liability company which is directly or indirectly controlled by, or under common control with, such person.

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Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of ICAP’s Chief Compliance Officer (“CCO”).

“Control”

“Control” shall be interpreted as it would be in Section 2(a)(9) of the Investment Company Act. As a general matter, Control means the power to exercise a controlling influence. The “power to exercise a controlling influence” is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power. Any Access Person who Beneficially Owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity shall be presumed to Control such entity.

“Covered Security”

For purposes of this Code, a “Covered Security” means any Security, except that it does not include:

•	a share of an open-end investment company;
•	a direct obligation of the United Stated Government;
•	a high quality short-term debt instrument;
•	a bank certificate of deposit, commercial paper or other money market instrument; and
•	a unit in a 529 College Savings Plan.

“Discretionary Managed Account”

A “Discretionary Managed Account” is an account managed on a discretionary basis by a person other than the employee, where the employee certifies that he/she has no direct or indirect influence or control over the selection or disposition of specific securities and no knowledge of transactions therein, and where documentation describing that relationship has been submitted to and approved by the CCO.

“Entertainment”

“Entertainment” occurs when an employee accompanies a client, prospective client, employee of a client or prospective client, or a vendor in the enjoyment of any meal, refreshments, leisure activity, charitable event, theatrical or sporting event, concert or any other entertainment event, in connection with a company business meeting, as well as any transportation and/or lodging provided in such activity.

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“Gift”

A “Gift” is anything of value given to or received by a person that does not fall within the definition of Entertainment. For example, if a vendor gives an employee tickets to an event rather than attending the event with the employee, the tickets would be considered a Gift, not Entertainment.

“MainStay ICAP Fund(s)”

“MainStay ICAP Fund(s)” refers to the following: MainStay ICAP Equity Fund, MainStay ICAP Select Equity Fund, MainStay ICAP Global Fund, MainStay ICAP International Fund, MainStay MAP Fund, and MainStay VP ICAP Select Equity Fund.

“ICAP Stock Universe”

The “ICAP Stock Universe” refers to those securities on ICAP’s MultiFactor Score Listing. The MultiFactor Score Listing is a list of securities derived from ICAP’s proprietary securities screening process used to identify securities for further evaluation as potential candidates for purchase in client portfolios.

“Investment Club”

An “Investment Club” is a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment decision making process and shares in the investment returns.

“Investment Company Act”

The “Investment Company Act” means the Investment Company Act of 1940, as amended.

“Immediate Family”

The “Immediate Family” of a person includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, adoptive relationships, and any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the person.

“Limited Offering”

A “Limited Offering” means an offering of securities that is exempt from registration under Section 4(2) or 4(6) of the Securities Act, or pursuant to Rule 504, 505 or 506 under the Securities Act.

“Logoed or Commemorative Items”

“Logoed or Commemorative Items” are promotional items that bear a firm’s logo (e.g., golf balls, t-shirts, sweatshirts, gym bags or pens) and commemorative gifts relating to business transactions (e.g., Lucite tombstones).

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“Material Nonpublic Information”

“Material Nonpublic Information” is any information (i) that is not generally available to the public and (ii) which would be important to an investor in making a decision to buy, sell, vote or tender a Security.

“Plan Fiduciary”

A “Plan Fiduciary” is an individual or entity having responsibility for the establishment and ongoing administration of an employee benefit plan, as well as the selection of investment options and service providers. Common examples of plan fiduciaries include:

•	Plan trustee – an individual or entity that holds title to assets in trust for the benefit of plan participants and their beneficiaries. A trustee is always a fiduciary.
•	Plan administrator – a person or entity responsible for the day-to-day administration of the plan and generally designated in the plan document.
•	The employer that sponsors the plan.
•	The sponsoring employer’s board of directors.
•	Officers of the sponsoring employer who are responsible for decisions that affect the plan.

“Securities Act”

The “Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act”

The “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security”

The term “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act1. This definition of Security is very broad and includes items that you might not ordinarily think of as securities, such as options on stocks and indices; limited partnership interests; interests in foreign unit trusts or foreign mutual funds; interests in private investment funds, such as hedge funds and private equity funds; interests in oil and gas ventures; or interests in real estate syndicates.

“Senior Management”

“Senior Management” shall include ICAP’s Chief Executive Officer, President and Chief Compliance Officer.

1 Section 2(a)(36) of the Investment Company Act defines a Security as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or an any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing”.

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“Social Media”

“Social Media” refers to interactive online tools, activities, and platforms facilitating the creation and sharing of user-generated content, opinions, insights, experiences and media (including photos and video) between individuals and groups. Social Media can take many forms, such as blogs, message boards, online forums, podcasts, micro blogs, bookmark aggregators, networks, communities, wikis, ratings/review sites, and more. A few prominent examples of Social Media are Facebook, Google+ (social networking sites and platforms), LinkedIn (professional networking site), Twitter (micro blogging platform), YouTube (video sharing), Flickr, Instagram (photo sharing), Digg, Reddit (news aggregation), and Yelp (local business reviews).

“Union Recipient”

A “Union Recipient” shall include a labor union or a labor union officer, employee, agent, shop steward or other union representative, as well as union-appointed plan trustees. A consultant that is engaged by a labor union may be considered a Union Recipient; however, if the consultant is retained by a union pension plan, it will generally not be considered a Union Recipient.

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I.	STANDARDS OF CONDUCT

ICAP requires all employees to comply with all laws applicable to ICAP’s business, including applicable federal, state and foreign securities laws. ICAP has created policies and procedures, including this Code, designed to achieve such compliance. Failure to observe the policies and procedures outlined in the Code could result in the imposition of sanctions (including dismissal) and could constitute a criminal act in violation of various laws, including federal, state and/or foreign securities laws. ICAP requires that all employees report any violation of the Code promptly to the CCO for appropriate review and possible further actions.

A.	Confidentiality

ICAP’s reputation is a vital business asset, which must be protected. ICAP clients should have confidence and trust that confidential information obtained as part of ICAP’s business will be protected. Any breach of that confidence and trust could have a disastrous long-term effect on ICAP’s client relationships and reputation.

In the course of employment, Access Persons may be furnished with or otherwise become privy to certain confidential or proprietary information covering a wide range of subjects relating to ICAP’s business. Matters concerning ICAP and its clients are confidential and may not be disclosed to anyone other than employees and agents of ICAP who need such information to discharge their duties, except to the extent disclosure is required by a regulatory body or law enforcement agency. In the event an employee is requested or required to make a disclosure to a regulatory body or law enforcement agency, the employee shall provide prompt notice to the CCO. All employees are required to acknowledge these requirements through a signed confidentiality agreement distributed by Human Resources.

This disclosure prohibition under the confidentiality agreement includes all oral or written disclosures of ICAP’s business through e-mail, telephone/cell-phone, social networks (i.e., Facebook, Twitter, MySpace, etc.), and all other forms of communication.

B.	Use of Social Media

Social Media encompasses a wide range of personal and professional communication channels that enable people to easily and effectively communicate, network, collaborate, and share information and ideas. The use of Social Media, whether for personal or professional purposes, is not without risk to you, your colleagues, the Firm, and its clients. ICAP has adopted a standalone Social Media Policy which has been developed to minimize the risks to all relevant parties when you engage in Social Medial activities. You are required to read, understand, and abide by this policy.

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All Firm and client related electronic communications must be on the Firm’s systems; for example MS Outlook, and the use of personal email addresses, personal social networks, texting and other personal electronic communications for Firm or client related communications is prohibited. Anyone seeking to engage in Social Media communications on behalf of the Firm must obtain prior approval from the President and the Chief Compliance Officer. Please keep in mind that the potential risks in Social Media are significant for the Firm and for you personally. If you’re not sure about something you want to post or click, just don’t do it.

C.	Material Nonpublic Information

While there is no precise statutory definition of insider trading, the term is generally understood to mean participating in a decision to buy, sell, vote or tender Securities while aware of Material Nonpublic Information.

The prohibition against trading on the basis of Material Nonpublic Information extends to any situation where an employee participates in a decision to buy, sell, vote or tender Securities while aware of Material Nonpublic Information. An employee participates in a decision to buy, sell, vote or tender Securities if he or she influences or controls the decision.

This policy applies to transactions in which an employee exercises investment discretion or influence even though he or she does not own the Securities (such as accounts for which the employee serves as an advisor or fiduciary). The policy against insider trading would prohibit ICAP employees from “tipping” clients, friends, family or third parties based on their knowledge of Material Nonpublic Information. As used herein, “trading” includes any Securities transaction(s) in which an employee participated, exerted influence, “tipped” or was tipped by others. Employees are absolutely prohibited from engaging in any activities that would fall within the above description of insider trading.

In the event an employee becomes aware of Material Nonpublic Information regarding a Security, the employee must immediately notify the CCO.

D.	Information Barrier

Employees of ICAP may have access to or come into possession of Inside Information in the course of carrying out their roles and responsibilities. ICAP’s Information Barrier Policy sets forth requirements concerning the appropriate use, safekeeping, and monitoring of Inside Information. You are required to read, understand, and abide by this policy. The treatment of Inside Information under this policy may in specific circumstances be modified or supplemented by other policies and procedures of the Firm.

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In general, any employee who becomes aware of Inside Information with respect to any company or the market for its securities is prohibited from taking any of the following actions with respect to such securities:

➢	Effecting transactions in such securities for a firm account (other than an account for which such information was lawfully obtained) or a personal account;
➢	Recommending, influencing or soliciting transactions in such securities by any other person; or
➢	Communicating such information to any person except individuals who may properly receive such information in connection with the performance of their responsibilities for the Firm.

E.	General Fiduciary Principles

Employees should remember that their first obligation is to our clients. In addition to the specific principles enunciated in this Code, all Access Persons shall be governed by the following general fiduciary principles:

(i)	The duty at all times to place the interests of clients of ICAP above all others. Access Persons must scrupulously avoid serving their own personal interests or the interests of ICAP ahead of the interests of ICAP’s clients.
(ii)	The requirement that all personal Securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.
(iii)	The fundamental standard that no Access Person should take inappropriate advantage of their position with ICAP.
(iv)	The duty to hold information about Securities that ICAP has recommended or will recommend in strictest confidence.

F.	Consequences of Failure to Comply with the Code

External Penalties

Legal penalties for trading on or tipping Material Nonpublic Information are severe. They may include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages. The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel. Significant penalties have been imposed even when the disclosing person did not profit from the trading.

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Action by ICAP

In addition to these possible external sanctions, ICAP employees who violate prohibitions on insider trading or tipping will face additional action from ICAP, up to and including termination of employment.

Compliance with the provisions of the Code is a condition of employment with ICAP. Taking into consideration all relevant circumstances, Senior Management and the Board of Managers will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include disgorgement of profits, monetary fines, letters of sanction, suspension of trading privileges, suspension or termination of employment, or removal from office.

Transactions and reports filed pursuant to the Code will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with a request for information from a regulatory agency. Additional information may be required to clarify the nature of a particular transaction(s).

II.	Compliance Policies and Procedures
A.	Department Controls

ICAP has put in place controls around safeguarding and monitoring information and activity. These safeguards include internal policies and procedures that each employee is expected to understand and adhere to. To assist in the dissemination of these policies and procedures, ICAP has instituted periodic educational meetings. In addition, these policies and procedures are available on ICAP’s Intranet.

III.	Employee Personal Trading
A.	Pre-clearance Requirement

Access Persons are prohibited from trading in any Covered Security without pre-clearance from the iTrade System used by ICAP’s parent company New York Life Investment Management Holdings LLC (“NYLIM”), unless exempted under Section III. I. below or unless a specific exception is approved by the CCO or designee.

B.	iTrade System

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership if such Covered Security is owned by any client of ICAP or is part of the ICAP Stock Universe, with certain exceptions as discussed in Section III. C. below.

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ICAP maintains a list of Securities that its client accounts own and/or its Research Department is investigating. The list is called the “ICAP Stock Universe” (sometimes also referred to as the “restricted securities list”), and is available to each Access Person through an application on their desktop. Any trade request involving an ICAP Stock Universe security is denied by the system and can only be allowed in special circumstances with the prior approval of the CCO or designee. ICAP’s Compliance Department reviews employee trade activity on a monthly basis for compliance with the pre-clearance requirement.

C.	Previously Held Positions

If an Access Person owns a Covered Security that is part of the ICAP Stock Universe, (because, for example, it was in their portfolio when they became an Access Person or when the Covered Security was added to the ICAP Stock Universe), such Access Person is permitted to continue to own the Covered Security. However, with respect to the subsequent sale of such Covered Security by the Access Person, the remaining provisions of the Code shall apply.

An Access Person may sell a previously held position in a Covered Security which becomes part of the ICAP Stock Universe until such time when ICAP purchases such Covered Security for a client account. At the time ICAP purchases such Covered Security and for so long as ICAP holds such Covered Security for a client, the Access Person must refrain from selling such Covered Security until all positions in such Covered Security are liquidated. The CCO may waive this limitation in instances where the transaction would not in any way be or appear to be detrimental to the interest of our clients.

D.	30 Day Holding Period - MainStay ICAP Fund(s)

No Access Person shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same MainStay ICAP Fund(s) within 30 calendar days (excluding percentage allocation changes and changes to payroll deduction percentages within your 401(k)) without written approval from the CCO. The 30-day restriction period is measured from the time of the most recent purchase or sale of shares of the relevant MainStay ICAP Fund(s) by the Access Person. Waivers of this requirement may be granted in cases of death, disability, or other special circumstances by the CCO and in accordance with the Fund’s Policy and Procedures to Detect and Prevent Market Timing.

E.	Initial Public Offerings

No Access Person shall acquire any Securities in an initial public offering.

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F.	Investment Clubs

Access Persons and members of their immediate family may not participate in Investment Clubs. In certain limited instances, exceptions may be granted by the CCO on a case-by-case basis, e.g. where the person was a member of the Club prior to his or her employment with ICAP. If an exception is granted, the Access Person must direct all confirmations and account statements as described in IV.D. below. Investment Club transactions will be monitored by the Compliance Department and may be subject to the pre-clearance requirements as determined by the CCO.

G.	Short Sales and Options

No Access Person shall engage in: (i) any short sale transaction or (ii) any transaction in an option, future or option on a future if the underlying Security is part of ICAP’s Stock Universe, except with the prior written approval of the CCO.

H.	Private Securities Transactions/ Limited Offerings

All Access Persons are required to receive prior CCO approval for the purchase of any Securities in a private securities transaction or a Limited Offering. Examples of such transactions include: investments in limited partnerships, investments made via an offering memorandum, and hedge fund investments. In determining whether approval should be granted, the CCO will consider whether: (i) the investment opportunity should be reserved for clients of ICAP; and (ii) the opportunity is being offered to an individual by virtue of his or her position with ICAP or ICAP's advisory relationship with any client.

ICAP’s CCO must maintain a record of any decision, and the reasons supporting the decision, to approve/deny the acquisition by an Access Person of any securities in a private securities transaction or a Limited Offering for at least five years after the end of the fiscal year in which the decision is made. In the event approval is granted, the Access Person must disclose the investment when he or she plays a material role in a client's subsequent consideration of an investment in the issuer. In such circumstances, the decision to purchase securities of the issuer for a client will be subject to an independent review by investment personnel with no personal interest in the issuer.

I.	Exempted Transactions

The following transactions will be exempt from the pre-clearance requirements stated in Section III. A. above:

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•	Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or Control, including Discretionary Managed Accounts (e.g., a blind trust) (In order for an account to be deemed a Discretionary Managed Account, approval must be received from the CCO via the Discretionary Managed Account Approval Form.);
•	Purchase or sale of municipal, corporate, or foreign bond;
•	Purchases or sales which are non-volitional on the part of either the Access Person or ICAP’s client accounts, e.g. stock splits, stock dividends, mandatory tenders;
•	Purchases which are part of an automatic dividend reinvestment plan;
•	Purchases or sales of securities effected in ESOP accounts or similar company-sponsored accounts; and
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired directly from such issuer, and sales of such rights so acquired.

IV.	REPORTING REQUIREMENTS

A.	Privacy Statement

ICAP recognizes the sensitivity and personal nature of information collected under the Code, and the interests of Access Persons in maintaining their privacy regarding this information. As such, information reported under the requirements of the Code will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory or law enforcement agencies.

B.	Initial Acknowledgement

Each Access Person is initially required to acknowledge in writing that they have received, read, understood and will comply with the Code on an Acknowledgement of Receipt of Code of Ethics Form.

C.	Initial Holdings and Accounts Report

When an Access Person begins employment with ICAP, such person must, within ten (10) days of such Access Person’s commencement of employment, report on an Initial Holdings and Accounts Form every Covered Security in which that Access Person has a direct or indirect Beneficial Ownership interest as of the employment date. The information contained on the Form must be as of a date no more than 45 days before the date the person commences employment. Access Persons must also disclose all broker, dealer or bank accounts in which any Securities as to which the Access Person has any Beneficial Ownership interest are or may be held. Such accounts include Discretionary Managed Accounts, in which case the Access Person must certify that he or she has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein.

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In addition, an Access Person must notify the Compliance Department in writing within thirty (30) days of the opening of any new broker, dealer or bank account(s) in which any Securities as to which the Access Person has any Beneficial Ownership interest are or may be held. It is suggested that any Access Person consult with the Compliance Department prior to opening any such account.

D.	Confirmations and Statements

ICAP’s Compliance Department will provide NYLIM’s Compliance Department (responsible for maintaining the iTrade System) with sufficient information in order to arrange for prompt filing by the broker, dealer or bank of duplicate confirmations of all trades of Covered Securities and quarterly account statements. NYLIM’s Compliance Department will, in turn, complete the “407” letter2 process, authorizing the brokerage firms to maintain such accounts and requesting copies of all confirmations and statements with respect to such accounts. Information received regarding all brokerage account activity will be captured and maintained in the iTrade System.

You are responsible for ensuring initially the receipt of your confirmations and statements and for following up subsequently if Compliance notifies you that the confirmations and/or statements are not being received. Compliance may direct you to close an account if the broker, dealer or bank fails to provide periodic confirmations or account statements on a timely basis.

E.	Quarterly Transaction and Account Reports

Each Access Person shall certify to all personal transactions during the quarter in Covered Securities in which he or she has a Beneficial Ownership, no later than 30 days after the end of the quarter. This report is sent and maintained via the iTrade System. Quarterly transaction reports shall include the following information for each individual transaction:

2 Rule 407 of the NYSE prohibits a member organization from opening a securities account or executing any transaction for an account in which an exchange member, employee associated with another exchange member or member organization or an exchange employee is directly or indirectly interested without prior written consent of the employer.  The rule also requires the exchange member to promptly submit to the account holder's employer duplicate account statements and confirmations. Applicants who designate employment or affiliation with another broker are required to submit a Rule 407 letter.

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•	the date of the transaction, title and number of shares or principle amount, interest rate and maturity date (if applicable) of each Covered Security involved;
•	the nature of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);
•	the price at which the transaction was effected;
•	the name of the broker, dealer or bank with or through which the transaction was effected;
•	the account number; and
•	the date the report is submitted.

Note that the Access Person need not certify to transactions in accounts over which the Access Person has no direct or indirect influence or control, such as a Discretionary Managed Account. However, ICAP Compliance will review transactions in these accounts on a periodic basis for potential conflicts of interest. In addition, transactions effected pursuant to an automatic investment plan, such as a mutual fund dividend reinvestment plan, are exempt from the reporting requirements.

In addition, for each account established by an Access Person in which any Covered Securities were held during the quarter for the direct or indirect Beneficial Ownership of the Access Person, the quarterly report shall include:

•	the name of the broker, dealer, custodian or bank with whom the account was established;
•	the date the account was established;
•	the account number; and
•	the date the report is submitted.

Note that the Access Person need not submit specific information relating to trading activity with a quarterly transaction report under this section if it would duplicate information contained in broker trade confirmations or account statements received by iTrade System within the time periods described in this section.

F.	Annual Holdings Report

At the end of each calendar year, but in no case later than January 30th of the following year, every Access Person shall submit to the CCO a report disclosing every Covered Security in which that Access Person has a direct or indirect Beneficial Ownership interest as of year-end. Access Persons must also disclose all broker, dealer or bank accounts in which any Securities as to which the Access Person has any Beneficial Ownership interest are or may be held. Such accounts include Discretionary Management Accounts. The Annual Holdings Report will be distributed and maintained via the iTrade System.

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G.	Certification of Compliance

Each Access Person is required to certify annually via the iTrade System indicating that the Access Person has received, read, understood and complied with the Code.

H.	Chief Compliance Officer

ICAP’s CCO shall report his or her personal transactions in accordance with the requirements of the Code. Any issues related to the CCO’s transactions shall be communicated directly to ICAP’s President for further investigation and/or mitigation.

I.	Semi-Annual Report to the Board of Managers

The CCO shall provide a semi-annual report to the Board of Managers that:

(i)	summarizes any changes to the existing Code during the period;
(ii)	describes issues that arose during the period under the Code or procedures concerning personal investing, including but not limited to information about violations of the Code and sanctions imposed;
(iii)	certifies [annually] that ICAP has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and
(iv)	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

V.	OTHER REQUIREMENTS

Certain other restrictions are imposed upon ICAP personnel as a result of being in a highly regulated industry.

A.	Identifying Actual or Potential Conflicts of Interest

Identification is the first and most necessary step in resolving conflicts of interest. ICAP believes that those dealing with the details of running its business operations are in just as good a position – often a better one – as ICAP management to identify potential issues. All ICAP employees have an interest in identifying and solving potential problems. Each employee should feel free to raise questions and analyze what he or she is doing. If any employee is concerned about an apparent conflict of interest, or any other legal or ethical question involving our business, Senior Management wants to hear from you so that they can take the appropriate action.

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B.	Board of Directors

No Access Person shall serve on the board of directors of a publicly traded company without prior authorization from ICAP's Board of Managers based upon a determination that the board service would be consistent with the interests of clients of ICAP. In the event the board service is authorized, Access Persons serving as directors must be isolated from those making investment decisions regarding that company through an information barrier.

C.	Personal Political Contributions

ICAP has adopted a Personal Political Contribution Policy to address the requirements set forth in Rule 206(4)-5 under the Advisers Act, as well as similar provisions set forth in state and local law. These laws are intended to prevent service providers (e.g., investment advisers) from seeking to obtain business from government clients in return for political contributions or fund raising on behalf of influential government officials (otherwise known as “pay to play” practices).

All ICAP employees are required to obtain pre-clearance for their covered contributions, as well as any covered contributions of their spouses, spousal equivalents, dependent children and immediate family members sharing the same household. For additional information on ICAP’s policy regarding elected officials, consult ICAP’s Personal Political Contributions Policy.

D.	Anti-Corruption in International Business

In the countries where ICAP clients are located, it is unlawful to bribe a government official, whether elected or appointed, domestic or foreign, for the purpose of improperly obtaining or retaining favorable treatment in a business transaction. This principle applies to each ICAP employee through the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit corruption in business transactions. In some cases, local laws or customs may be more restrictive than this policy, or other laws might apply.

ICAP and its employees must strictly observe the following rules:

•	All payments made in the course of conducting business with a client located anywhere in the world must be recorded in ICAP’s accounting records and described accurately and in accordance with law.
•	ICAP employees will not offer or provide or promise anything of value, directly or indirectly, to any government official that would improperly help ICAP obtain or keep business with any party, direct business to any party, or receive any type of favorable treatment or other improper benefit.

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•	ICAP employees may not engage in Gift or Entertainment activity that would be impermissible under the FCPA or any commercial bribery statutes or laws.
•	If ICAP wishes to conduct business with a non-U.S. third party (other than a customer), the ICAP Compliance Department must be contacted prior to engaging the services of such third party.

For additional information on ICAP’s policy regarding foreign corrupt practices, consult ICAP’s Anti-Corruption in International Business Transactions Policy.

E.	Charitable Contributions

Access Persons may provide reasonable charitable contributions on behalf of ICAP to charitable organizations that are or are associated with clients, prospects or service providers with approval via the Charitable Contribution Request Form. The amount of the charitable contribution should never be based upon the level of actual or anticipated business provided by a client or prospect soliciting the charitable contribution or any benefit received from a service provider. The charitable contribution must be made in the name of ICAP and be payable directly to the charity, which must be a tax exempt organization (i.e., a 501(c)(3) organization). The Finance Department will maintain a log of all charitable contributions which will be received monthly and reviewed by the CFO and CCO on no less than a quarterly basis. Senior Management will be involved in any issues on an as-needed basis. This section does not restrict an ICAP employee’s personal charitable contributions, as long as those personal charitable contributions are not made in connection with the business of the firm.

F.	Gifts and Entertainment

Regulators require that ICAP monitor the receipt and giving of Gifts and Entertainment. The overriding principle is that Access Persons should not accept or give gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

Accepting Gifts and Entertainment

No Access Person shall accept any Gift or other thing of value that would be considered extraordinary or extravagant or otherwise unreasonable from any person or entity that does business with or on behalf of any client of ICAP. On occasion, an Access Person may be offered, or may receive without notice, Gifts from clients, brokers, vendors, suppliers, or other persons not affiliated with such entities, including companies that ICAP on behalf of its clients may be invested in or may be considering making an investment in. In the event an Access Person receives a Gift, the Access Person must complete the Gift Reporting Form. This notification requirement does not apply to Logoed or Commemorative Items [that are not of reasonably excessive value].

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Except as otherwise specifically stated below, an Access Person or his/her family members may not accept Gifts from any current or prospective customer or supplier of ICAP with a total value in excess of $100 in any calendar year. Gifts exceeding $100 must be returned to the vendor or supplier or donated to charity, if appropriate. Cash gifts and checks or gift certificates convertible into cash must never be accepted. In special circumstances, gifts exceeding a $100 value may be appropriate (e.g. a gift basket to be shared among all employees) and may be accepted, provided that the Department Head and CCO approve via the Gift Reporting Form.

Invitations for excessive or extravagant Entertainment must be declined. Access Persons should use reasonable judgment when determining if the Entertainment would be considered appropriate. Please keep in mind that if a vendor gives an employee tickets to an event rather than attending the event with the employee, the tickets would be considered a Gift, not Entertainment, and the above threshold would apply.

Determining the market value of a Gift or Entertainment is not an exact science; Access Persons should use their reasonable judgment when assessing the value of a Gift or Entertainment. When in doubt, an Access Person should consult with their Department Head and/or the Compliance Department.

Presenting Gifts and Entertainment

In situations where ICAP is to present a Gift, Entertainment, or other accommodation to a current or prospective customer or vendor, Access Persons must use careful judgment to determine that the matter is handled in good taste and without excessive expense. All Entertainment presented by ICAP or in the name of ICAP must be appropriate and in good taste. If there is any question as to whether such Gift, Entertainment or accommodation is appropriate, such Gift, Entertainment or accommodation should not be presented.

Prior approval from the CCO and President is required via the Gift Reporting Form before presenting a gift with a retail value of over $100 or the presentation of a Gift which, when combined with other gifts given to the same client during the calendar year, would exceed $100. This notification requirement does not apply to Logoed or Commemorative Items [that are not of reasonably excessive value].

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When an Access Person is accompanying a customer or vendor to a sporting event or dinner at ICAP’s expense, this is considered to be Entertainment. Care must be taken to ensure that such Entertainment is an appropriate business expense for ICAP. It is expected that invitations to such events would not be repeatedly used to frequently entertain the same customer or vendor.

Additionally, there are special rules that govern providing entertainment to elected officials, union officials, and labor unions. For example, the Department of Labor requires ICAP to file a report each time business entertainment, as described above, is given to a union official or labor organization. Because of the intricacies involved, an Access Person should consult with the Compliance Department if he/she wishes to provide Entertainment to a person within these categories (i.e., taking a union official out to dinner and expensing the meal).

Personal Gifts

The giving and receipt of personal gifts are excluded from the provisions described above, to the extent that such gifts are not so excessive and frequent in nature as to give rise to a potential conflict of interest. Personal gifts are typically defined as gifts that are received based on pre-existing personal relationships in recognition of a life event, such as a birthday or anniversary. Personal gifts are typically given by the individual and not paid for by ICAP or the vendor/client, as the case may be.

Solicited Gifts

Access Persons are prohibited from soliciting, for themselves or for ICAP, any gifts or anything of value. For example, if an Access Person knows that a vendor has season tickets to a local sports team, the Access Person would be prohibited from asking to use such tickets.

Referrals

Access Persons may not make referrals to clients (i.e., of accountants, attorneys, or the like) if the Access Person expects to benefit in any way.

Recordkeeping

The Finance Department will maintain a Gift and Entertainment log which will be reviewed by the CFO and the Compliance Department on no less than a quarterly basis. Senior Management will be involved in any issues on an as needed basis.

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VI.	RECORD RETENTION

The Compliance Department shall maintain the records listed below for a period of five years in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code;
•	A record of any decision and supporting reasons for approving or denying approval for the acquisition of securities in Limited Offerings for at least five years after the end of the fiscal year in which the decision was made.

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Institutional Capital LLC

INITIAL HOLDINGS AND ACCOUNTS FORM

When an Access Person begins employment with ICAP, such person must, within ten (10) days of such Access Person’s commencement of employment, report (using this form) every Covered Security in which that Access Person has a direct or indirect Beneficial Ownership interest as of the employment date. The information contained on the form must be as of a date no more than 45 days before the date the person commences employment.

Access Persons must also disclose (using this form) all broker, dealer or bank accounts in which any Securities as to which the Access Person has any Beneficial Ownership interest are or may be held. Such accounts include Discretionary Managed Accounts, in which case the Access Person must certify that he or she has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein. You may satisfy the initial holding and account reporting requirement by providing a copy of the account statement and marking “SEE ATTACHED” in the grids below. Alternatively, you may write “None” in the grids below if you have no disclosures to make.

Disclosure of Holdings
Issuer Name:	Issuer Symbol or Cusip:	Broker, Dealer or Bank where Covered Security is held:	No. of Shares or Principal Amount	Nature of Interest (Direct Ownership, Family Member, Control, etc.)

Disclosure of Account(s)
Name on Account:	Name of the broker, dealer, custodian:	Account Number:

Acknowledgement
To the best of my knowledge, I have provided complete and accurate information for the purpose of this request; and I have not omitted any information that might be considered relevant, taking into consideration ICAP’s Code of Ethics.

Print Name:
Signature:
Date: (Enter m/d/yyyy)

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Exhibit p 4

Institutional Capital LLC

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

Acknowledgement
I acknowledge that I have received, read, understood and will comply with ICAP’s Code of Ethics, restated effective March 1, 2013.
Print Name:
Signature:
Date: (Enter m/d/yyyy)

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